Exhibit 99.1

SERA PROGNOSTICS REPORTS SECOND QUARTER 2026 FINANCIAL RESULTS

Salt Lake City – August 12, 2026 – Sera Prognostics Inc., The Pregnancy Company® (Nasdaq: SERA), focused on improving maternal and neonatal health by providing innovative pregnancy biomarker information to doctors and patients, today announced financial results for the second quarter ended June 30, 2026.

Key Second Quarter and Recent Highlights:

•
Advanced Commercial Adoption Strategy with Fourth Partnership Program Launch: In August 2026, we launched fourth partnership program, expanding implementation of PreTRM® Test-guided care through a state-based initiative with a national payer. We also exceeded our 2026 payer engagement objective, with active discussions now spanning more than 20 payer opportunities across over 20 states, and are increasingly focused on advancing implementation, reimbursement readiness, and adoption within priority markets.
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Illinois Medicaid Coverage Mandate Expands Access to PreTRM-Test: In June 2026, Illinois enacted legislation (Public Act 104-0470, Section 5-54) requiring Medicaid coverage and reimbursement for prescribed proteomic blood tests used to identify spontaneous preterm birth risk and associated interventions. In July, the Illinois Department of Healthcare and Family Services published a Provider Notice confirming the coverage of biomarker testing to include assessing risk of preterm birth in pregnant individuals. The Department also confirmed for providers that coverage applies to all Medicaid pregnancies in Illinois, representing approximately 50,000 annual Medicaid births.
•
Scientific Recognition Highlights New Clinical and Economic PRIME Data: Two abstracts from the PRIME randomized controlled trial were accepted for presentation at the Society for Maternal-Fetal Medicine (SMFM) Global Congress 2026, reflecting continued external validation of our growing clinical evidence base.
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Oral Presentation: Subgroup analysis evaluating outcomes among first-time mothers (nulliparous pregnancies), selected as one of 63 oral presentations from more than 400 submissions.
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Top-Ranked Poster Presentation: New health economic analysis assessing the clinical and economic impact of PreTRM test-guided care, recognized among the top five posters in its session.
•
Advanced European Regulatory and Commercial Readiness: European expert commentary published supporting the role of biomarker-based risk prediction and biology-driven prevention strategies in addressing preterm birth, the convening of a European Expert Advisory Board representing nine countries, and completion of additional ELISA-based assay performance testing strengthened our CE marking submission package, with pre-application activities expected to commence in the third quarter and submission to conclude in the fourth quarter of 2026.

•
Publication Demonstrates Clinical and Health Economic Value in First-Time Pregnancies: In July 2026, a PRIME study subgroup analysis was published in The Journal of Maternal-Fetal & Neonatal Medicine demonstrating that PreTRM test-guided care reduced NICU admissions by 22% among first-time mothers, including a two-fold reduction among newborns following spontaneous preterm birth, while reducing severe composite neonatal morbidity by 30%. The analysis also demonstrated strong screening efficiency, with only 28 first-time pregnancies needing to be screened and treated to prevent one NICU admission.
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Strengthened Leadership Team and Board to Support Commercial Growth: Expanded commercial leadership capabilities in marketing and payer and government strategy and appointed healthcare diagnostics veteran Mark Capone to the Board of Directors, adding deep expertise in diagnostics commercialization, reimbursement, and scaling innovative healthcare businesses.
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Maintained Strong Balance Sheet: Ended the quarter with approximately $80.3 million in cash, cash equivalents and available-for-sale securities that the Company believes will fund operations through significant adoption and commercialization milestones through 2029.

“During the second quarter, we continued to build momentum across the key drivers of long-term adoption, including payer engagement, policy advancement, clinical evidence generation, and organizational strength,” said Zhenya Lindgardt, President and Chief Executive Officer of Sera Prognostics. “The launch of our fourth partnership program, progress in payer engagement, the new Illinois Medicaid coverage law, the publication of compelling PRIME data in first-time mothers, and growing recognition from the maternal-fetal medicine community reinforce our belief that precision, biology-driven pregnancy care can improve outcomes for mothers and babies while creating meaningful value for healthcare systems. While we remain in the early stages of market development, we have been encouraged by the steady month-to-month increase in testing volume following publication of the PRIME study, which we believe reflects growing provider awareness and adoption.”

Second Quarter 2026 Financial Results

Second quarter 2026 revenue was $30,000 compared to $17,000 for the second quarter of 2025.

Total operating expenses were $10.0 million, compared to $9.3 million for the same period in 2025.

Research and development expenses for the second quarter of 2026 were $3.5 million, compared to $3.3 million in the prior-year period, reflecting restructuring-related costs; R&D spending expected to decline in future periods.

Selling, general and administrative expenses for the second quarter of 2026 were $6.5 million, compared to $6.0 million for the prior-year period, reflecting investments in commercial execution, marketing programs and strategic hires.

Net loss for the quarter was $9.1 million, compared to $8.0 million for the second quarter of 2025.

Conference Call Information

Sera Prognostics will host a corresponding conference call and live webcast today to discuss second quarter 2026 operational highlights, financial results and recent business highlights at 5:00 p.m. Eastern Time. Individuals interested in listening to the conference call may do so by dialing the following:

US domestic callers: (800) 836-8184

International callers: (646) 357-8785

Webcast Registration Link: https://app.webinar.net/O2ldBxvpPmE

Live audio of the webcast will be available online from the Investors page of the Company’s website at www.sera.com. The webcast will be archived on the Investors page and will be available for one year.

About Sera Prognostics, Inc.

Sera Prognostics is a leading health diagnostics company dedicated to improving the lives of women and babies through precision pregnancy care. Sera’s mission is to provide early, pivotal pregnancy information to improve the health of mothers and newborns, resulting in reductions in the costs of healthcare delivery. Sera has a robust pipeline of innovative diagnostic tests focused on the early prediction of preterm birth risk and other complications of pregnancy. Sera’s precision medicine PreTRM® Test reports to a physician the individualized risk of spontaneous premature delivery in a pregnancy, enabling earlier proactive interventions in women with higher risk. Sera Prognostics is headquartered in Salt Lake City, Utah.

About Preterm Birth

Preterm birth is defined as any birth before 37 weeks’ gestation and is the leading cause of illness and death in newborns. The 2025 March of Dimes Report Card shows that, for the fourth consecutive year, the United States earned a D+ grade for preterm birth, marking the longest stretch of the lowest grade in Report Card history. Prematurity is associated with a significantly increased risk of major long-term medical complications, including learning disabilities, cerebral palsy, chronic respiratory illness, intellectual disability, seizures, and vision and hearing loss, and can generate significant costs throughout the lives of affected children. The annual health care costs to manage short- and long-term complications of prematurity in the United States were estimated to be approximately $25 billion for 2016.

About the PreTRM® Test

The PreTRM® Test is the only broadly validated, commercially available blood-based biomarker test that provides an early, accurate and individualized risk prediction for spontaneous preterm birth in asymptomatic singleton pregnancies. The PreTRM® Test measures and analyzes proteins in the blood that are highly predictive of preterm birth. The PreTRM® Test permits physicians to identify, during the weeks 18 through 20 of pregnancy, which women are at increased risk for preterm birth and its complications, enabling more informed, personalized clinical decisions based on each woman’s individual risk. The PreTRM® Test is ordered by a medical professional.

Sera, Sera Prognostics, the Sera Prognostics logo, The Pregnancy Company, and PreTRM are trademarks or registered trademarks of Sera Prognostics, Inc. in the United States and/or other countries.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the date and time and content of the Company’s quarterly earnings release and conference call; availability of the live audio of the conference call on the Company’s website; advancing implementation, reimbursement readiness, and adoption within priority markets; approximately 50,000 annual Medicaid births in Illinois; presentation of two abstracts from the PRIME randomized controlled trial at the SMFM Global Congress 2026; submission of the Company’s CE marking package in the fourth quarter of 2026; current cash funding operations through significant adoption and commercialization milestones through 2029; growing provider awareness and adoption; and the Company’s strategic directives under the caption “About Sera Prognostics, Inc.” These “forward-looking statements” are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by forward-looking statements. These risks and uncertainties include, but are not limited to: net losses, cash generation, and the potential need to raise more capital; revenues from the PreTRM Test representing substantially all Company revenues to date; the need for broad scientific and market acceptance of the PreTRM Test; a concentrated number of material customers; our ability to introduce new products; potential competition; our proprietary biobank; critical suppliers; estimates of total addressable market opportunity and forecasts of market growth; potential third-party payer coverage and reimbursement; new reimbursement methodologies applicable to the PreTRM Test, including new CPT codes and payment rates for those codes; changes in FDA regulation of laboratory-developed tests; the intellectual property rights protecting our tests and market position; and other factors discussed under the heading “Risk Factors” contained in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time in our periodic and current reports filed with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information unless required by law.

Contacts:

Investor Contact

Jennifer Zibuda, Head of Investor Relations

jzibuda@sera.com

+1 (801) 396-8043

Media Contact

Nicole Kaplan at Allison Worldwide

sera@allisonworldwide.com

+1 (847) 721-6033

SERA PROGNOSTICS, INC.

Condensed Statements of Operations

(unaudited)

(in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Revenue	$30	$17	$44	$55
Operating expenses:
Cost of revenue	50	41	92	81
Research and development	3,493	3,337	6,523	6,671
Selling and marketing	2,243	1,821	4,255	3,291
General and administrative	4,248	4,138	8,538	8,582
Total operating expenses	10,034	9,337	19,408	18,625
Loss from operations	(10,004)	(9,320)	(19,364)	(18,570)
Interest expense	(2)	(2)	(4)	(6)
Other income, net	867	1,276	1,830	2,343
Net loss	$(9,139)	$(8,046)	$(17,538)	$(16,233)
Net loss per share, basic and diluted	$(0.18)	$(0.16)	$(0.35)	$(0.36)
Weighted-average shares outstanding, basic and diluted	50,476,874	49,066,398	50,368,464	45,536,846

SERA PROGNOSTICS, INC.

Condensed Balance Sheets

(unaudited)

(in thousands)

	June 30,	December 31,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$4,398	$3,944
Marketable securities	42,047	35,257
Accounts receivable	10	12
Prepaid expenses and other current assets	1,679	1,557
Total current assets	48,134	40,770
Property and equipment, net	1,422	1,149
Long-term marketable securities	33,813	56,579
Intangible assets, net	888	910
Other assets	2,480	2,525
Total assets	$86,737	$101,933
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,190	$862
Accrued and other current liabilities	2,870	3,009
Finance lease obligation, current portion	—	2
Deferred revenue	20,296	20,315
Total current liabilities	24,356	24,188
Operating lease obligation, net of current portion	3,001	2,337
Total liabilities	27,357	26,525
Commitments and contingencies
Stockholders’ equity:
Common stock, Class A and Class B	4	4
Additional paid-in capital	388,684	386,864
Accumulated other comprehensive (loss) income	(48)	262
Accumulated deficit	(329,260)	(311,722)
Total stockholders' equity	59,380	75,408
Total liabilities and stockholders' equity	$86,737	$101,933